Exhibit (d)(27)(vi)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of July 1, 2012 to the Sub-Advisory Agreement dated June 23, 2004, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Morgan Stanley Investment Management Inc. (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A.  Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Agreement dated June 23, 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of July 1, 2012.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Senior Vice President and Chief Investment Officer

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Eric Baurmeister

Name:	Eric Baurmeister

Title:	Managing Director

SCHEDULE A

as of July 1, 2012

FUNDS	SUB-ADVISER COMPENSATION*	EFFECTIVE DATE

Transamerica Capital Growth	0.30% of average daily net assets**	March 22, 2011

Transamerica Developing Markets Debt	0.45% of the first $200 million of average daily net assets; and 0.35% of average daily net assets in excess of $200 million	December 9, 2005

Transamerica Growth Opportunities	0.40% of the first $1 billion of average daily net assets; and 0.375% of average daily net assets in excess of $1 billion***	March 22, 2011

Transamerica Small Company Growth	0.45% of the first $500 million of average daily net assets; and 0.40% of average daily net assets in excess of $500 million	December 9, 2005

*	As a percentage of average daily net assets on an annual basis.

**	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Morgan Stanley Capital Growth VP (a series of Transamerica Series Trust); Transamerica Capital Growth; and the portion of the assets of Transamerica Multi Managed Large Cap Core VP (a series of Transamerica Series Trust) allocated to and sub-advised by Morgan Stanley Investment Management Inc.

***	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Morgan Stanley Mid-Cap Growth VP (a series of Transamerica Series Trust) and Transamerica Growth Opportunities.